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                                                                       EXHIBIT 2


VIA FACSIMILE AND FEDERAL EXPRESS  (301) 601-3221
-------------------------------------------------


December 7, 1999

Mr. Robert A. Veschi
President & CEO
e-Net, Inc.
12800 Middlebrook Rd, suite 400
Germantown, MD  20874

        Re: Equity Investment by Cincinnati Bell Inc. d/b/a Broadwing Inc.

Dear Robert:

         This letter will serve to confirm our agreement of the following:

         (1) e-Net, Inc. hereby consents to the assignment by IXC Internet Services, Inc. to Cincinnati Bell Inc. of the Call Right contained in Section XI.A, and the Registration Rights contained in Section XI.B, of the Revenue Sharing, Service Development and Joint Marketing Alliance Agreement dated September 14, 1999 by and between IXC Communication Services Inc. and e-Net, Inc. (the "Agreement");

         (2) Cincinnati Bell Inc. hereby exercises the Call Right to purchase 1,888,653 shares of e-Net, Inc.'s common stock, i.e., the number of shares of common stock equal to eighteen and two hundred fifty-nine thousandths percent (18.259%) of the outstanding common shares of e-Net, Inc. (as calculated pursuant to the terms of the Agreement), subject only to approval by Cincinnati Bell Inc.'s Board of Directors;

         (3) The price per share shall be $5.7421875, i.e., 1.25 times the closing price of e-Net, Inc.'s common stock as listed on the Nasdaq SmallCap Market on December 7, 1999;

         (4) The aggregate exercise price for the Call Right shall be $10,845,000.00;

         (5) e-net Inc. hereby consents to an extension of the deadline for exercise of the Call Right until December 14, 1999, solely for purposes of allowing Cincinnati Bell Inc. to obtain Board approval at its meeting on December 13, 1999, provided that if such approval is obtained and Cincinnati Bell Inc. so notifies e-Net, Inc. in writing on or before December 14, 1999, this letter agreement shall be automatically effective retroactively to a Call Right Exercise Date of the date hereof, but if Cincinnati Bell Inc. does not so notify e-Net, Inc., then this letter agreement will be null and void;

         (6) The final exercise of the Call Right after Cincinnati Bell's Board approval, as and to the extent set forth above, shall be sufficient to invoke the full exclusivity rights and obligations as set forth in the Agreement, particularly Section VII.K;

         (7) Cincinnati Bell Inc. shall fund the exercise of the Call Right and deliver the exercise price to e-Net, Inc. as soon as practicable after Board approval, but no later than December 20, 1999;

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         (8) Upon funding and delivery of the exercise price, the shares of
e-Net, Inc. common stock shall be issued to Cincinnati Bell Holdings Inc., a wholly owned subsidiary of Cincinnati Bell Inc.; and

         (9) Cincinnati Bell Inc. requests e-Net, Inc. to give full consideration to negotiation of the following business points, none of which shall be conditions to exercise of the Call Right or the closing thereof but are set forth herein solely as a nonbinding expression of the parties' intent as to the direction of their future discussions:

              (i) granting two (2) seats on e-Net, Inc.'s Board of Directors, one for a business person, and one for a technology expert;

              (ii) allowing BroadWing Communications, Inc. to private label e-Net, Inc.'s ZeroPlus service for the business to business market; and

              (iii) having discussions with Cincinnati Bell Inc. regarding the possibility of Cincinnati Bell Inc. taking a larger position in e-Net, Inc. or ZeroPlus Inc. at a future date.

         Except as modified by this letter, all terms and conditions of the Agreement remain in effect.

         If the above accurately represents your understanding of our agreement, I would appreciate you signing and returning a copy of this letter to me. Upon signature, please work with Mike Callaghan to coordinate the closing and proper issuance of the shares.


Very Truly Yours,

/s/ RICHARD G. ELLENBERGER
--------------------------------------
Richard G. Ellenberger
President and Chief Executive Officer


AGREED:


/s/ ROBERT A. VESCHI
--------------------------------------
Robert A. Veschi
Date: December 8, 1999


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